Exhibit 99.2

通 商 律 師 事 務 所

Commerce & Finance Law Offices

 6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add : beijing@tongshang.com Website: www.tongshang.com.cn

[•], 2014

To:  Kimree, Inc.

Xiagang Section, Luotang Village, Shuikou Street

Huicheng District, Huizhou, Guangdong Province 516005

People’s Republic of China

Dear Sirs:

This opinion on the laws of the People’s Republic of China (“PRC” which, for the purposes of this opinion, excludes the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau and Taiwan) is presented by Commerce & Finance Law Offices (“C&F”, us or we) in reliance on legal practicing certificate number 211011992100095075 issued to us by the Beijing Municipal Bureau of Justice.

We have acted as PRC legal counsel for Kimree, Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Registration Statement of the Company on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed initial public offering (the “Offering”) of an aggregate of [•] American Depositary Shares (the “ADSs”) by the Company, each representing [•] ordinary shares of the Company, par value $0.00001 per share ( the “Ordinary Shares”), and (ii) the Company’s proposed listing (the “Listing”) of the ADSs on the NASDAQ Global Market (the “Stock Exchange”). This opinion is issued pursuant to the Underwriting Agreement (the “Underwriting Agreement”) dated as of [•] among the Company, and Citigroup Global Markets Inc., as representative (the “Representative”) of the Underwriters (as defined below).

Capitalised terms used herein and not otherwise defined shall have the same meanings ascribed to such terms in the Underwriting Agreement.

In order to issue this opinion, we have reviewed all matters relating to PRC Law that are relevant to the Offering and the Listing, and we have examined all documentation and other materials provided to us by the Company and the PRC Subsidiaries.

In our examination, we have assumed the genuineness of all signatures, chops and seals, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of documents submitted to us as copies. We have also assumed that the documents from the time they were presented to us up to the date of this legal opinion have remained in full force and effect and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us or where important files were not sufficiently provided to us, we have relied upon certificates issued by governmental agents and documents, materials, statements and representations made to us by representatives of the Company and the PRC Subsidiaries. We have assumed that no information which is relevant to the Offering and Listing and this opinion has been withheld from us by the Company or the PRC Subsidiaries, and that all covenants, representations and warranties in the commitment letter or other similar documents provided by the Company, the PRC Subsidiaries and/or their senior management are and remain accurate and true in all respects.

If any evidence comes to light that would indicate any of the documents or materials referred to above contain any legal deficiency, inaccuracy or other such defect, or if any of the assumptions upon which this opinion are based prove to be incorrect, we reserve the right to revise any relevant expression or conclusion contained in this opinion and/or issue a supplementary legal opinion, interpretation or revision to this opinion according to further certified facts.

This opinion is rendered on the following bases:

(i)                We make no prediction as to any revision, adjustment or new interpretation of any PRC Law or related government policy, nor is this opinion intended to contain any advice or suggestion in respect of any such prediction.

(ii)               Our understanding and judgment of the facts underlying this opinion are based solely on the documents, materials, statements and representations provided to us by the Company and the PRC Subsidiaries. We have not investigated whether or not the statements, certificates, approvals, answers, replies and other documents issued by, among others, government authorities, the Company and the PRC Subsidiaries have gone through all necessary review, investigation, discussion and examination/approval procedures as required by law or internal policy and we will not, therefore, be liable for any untruthfulness, inaccuracy, incompleteness or lack of integrity in respect of the content of any such document.

(iii)              This legal opinion addresses specific legal matters relating to the Company and the PRC Subsidiaries (limited to the issues covered herein) in respect of PRC Law. We do not express any opinion in whatsoever manner on, or bear any legal liabilities for, any other issue(s) concerning the Company or the PRC Subsidiaries including but not limited to financial statements, audits, appraisals, legal issues under foreign or international laws or any other issues not covered herein. In this opinion, any references to or descriptions of financial statements, audits, appraisals or legal issues under foreign laws are all cited from reports by professional institutions or written documents provided to us by the Company or the PRC Subsidiaries and any such citation shall not constitute our acknowledgement of, legal opinions regarding or comments relating to such issues, whether expressed or implied.

(iv)              This opinion is intended solely for use by the Company in connection with matters related to the Offering and the Listing. This opinion may not be used, circulated, quoted or otherwise referred to for any other purpose by any person except with our prior written consent or as may be required by law or regulation, the Stock Exchange or other regulatory body or court.

The following terms as used in this opinion are defined as follows:

“Governmental Agencies” means any court, governmental agency or body, arbitral or regulatory body or any stock exchange authorities of the PRC, and “Governmental Agency” means any of them.

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Governmental Agencies.

“Material Adverse Effect” means any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, business, properties, financial position, shareholders’ equity, results of operations or prospects of the Company or the PRC subsidiaries taken as a whole.

“PRC Law” means any and all officially published and publically available laws, regulations, rules and regulatory, administrative or other governmental measures, notices or circulars of the PRC currently in existence as of the date of this opinion;

“PRC Subsidiaries” means Kimsun Technology (Huizhou) Co., Ltd., Huizhou Kimree Technology Co., Ltd. and Geakon Technology (Huizhou) Co., Ltd.

“Prospectuses” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.      Each of the PRC Subsidiaries has been duly incorporated and validly exists as a company with limited liability with full legal person status under PRC Law and its current business license is in full force and effect. The registered capital of each of the PRC Subsidiaries has been paid in accordance with PRC Law and their articles of association. All of the equity interests in each of PRC Subsidiaries are legally owned by its respective shareholders as disclosed in the Prospectuses, and to the best of our knowledge after due inquiry, are free and clear of all liens, encumbrances, security interests, mortgages, pledges, equities or claims or any third-party rights.

2.      All Governmental Authorizations required under PRC Law for the ownership of equity interests in the PRC Subsidiaries by their respective shareholders have been duly obtained.

3.      The current articles of association of each of the PRC Subsidiaries comply with the requirements of applicable PRC Law and are in full force and effect.

4.      The ownership structure of the PRC Subsidiaries as set forth in the Prospectuses complies with PRC Law.

5.      To the best of our knowledge after due and reasonable inquiries and to the extent that PRC Law is concerned, there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which any of the PRC Subsidiaries is a party or of which any of their respective properties is the subject which, if determined adversely to such PRC Subsidiaries, would reasonably be expected to result in a Material Adverse Effect.

6.      All dividends and other distributions lawfully declared and payable on the Company’s indirect equity interests of Kimsun Technology (Huizhou) Co., Ltd. in Renminbi in accordance with their respective articles of associations and PRC Law may be converted into foreign currency and may be freely transferred out of the PRC, provided that the remittance of such dividends and distributions outside of the PRC complies with the procedures required by the applicable PRC Law.

7.      As a matter of PRC Law, none of the PRC Subsidiaries, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, from the jurisdiction of any court in the PRC, from service of process, from attachment prior to or in aid of execution of judgment, or from other PRC legal process or proceeding for the granting of any relief or the enforcement of any judgment of a PRC court.

8.      On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006, as amended on June 22, 2009. The M&A Rules require, among other things, offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of PRC Law, we are of the opinion that CSRC approval is not required in the context of the Offering and the Company’s proposed listing of the ADSs on the NASDAQ Global Market.

9.      The statements set forth in the Prospectuses under the captions “Prospectus Summary,” “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulation”, “Management”, “Related Party Transactions”, “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent that they constitute matters of PRC Law or summaries of legal matters of the PRC or legal conclusions in respect of PRC Law, or summarize the terms and provisions of documents, agreements or proceedings governed by PRC Law, are correct and accurate in all material respects; and nothing has been omitted from such statements which would make the same misleading in any material respect.

This opinion relates to PRC Law in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to PRC Law and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

The opinion on enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally;

and it is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest and national security, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or unlawful; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant laws and regulations and policies in the PRC.

Sincerely yours,

Commerce & Finance Law Offices